                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Synopsys, Inc.

We consent to incorporation herein of our reports dated October 23, 1999 relating to the consolidated balance sheets of Synopsys, Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1999, and the related consolidated financial statement schedule, which reports appear in the September 30, 1999, annual report on Form 10-K of Synopsys, Inc.

KPMG LLP



Mountain View, California
March 10, 2000


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